Exhibit 4.2

NATIONAL HEALTH INVESTORS, INC.

AS ISSUER

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

REGIONS BANK

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 26, 2021

$400,000,000 3.000% SENIOR NOTES DUE 2031

SUPPLEMENT TO INDENTURE

DATED AS OF JANUARY 26, 2021, BETWEEN

NATIONAL HEALTH INVESTORS, INC. (AS ISSUER)

AND

REGIONS BANK (AS TRUSTEE)

FIRST SUPPLEMENTAL INDENTURE, dated as of January 26, 2021 (this “First Supplemental Indenture”), between NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Issuer”), having its principal executive office located at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, REGIONS BANK (the “Trustee”), and the subsidiaries party hereto (the “Subsidiary Guarantors”) which supplements that certain Indenture, dated as of January 26, 2021, by and between the Issuer and the Trustee (the “Base Indenture”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Issuer’s debentures, notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of the Issuer’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this First Supplemental Indenture to (i) create a series of the Issuer’s debt securities, in an initial aggregate principal amount equal to $400,000,000, entitled 3.000% Senior Notes due 2031 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this First Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the arithmetic mean of the weekly average yield to maturity (representing the average of the daily rates for the immediately preceding week) available through, the most recent Statistical Release for the maturity (rounded to the nearest month) corresponding to the remaining life to the Par Call Date of the Notes as of the Redemption Date. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Adjusted Treasury Rate, the most recent Statistical Release published at least three Business Days prior to the date of the notice of redemption shall be used.

“Acquired Debt” means Debt of a person:

•	existing at the time such person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary; or

•	assumed by the Issuer or any of its Subsidiaries in connection with the acquisition of assets from such person.

Acquired Debt shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes its Subsidiary or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication (1) all amortization of debt discount and premium; (2) all accrued interest; (3) all capitalized interest; and (4) the interest component of finance lease obligations, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) amortization of deferred financing costs, (iii) prepayment penalties, (iv) swap ineffectiveness charges, and (v) any expense resulting from the discounting of any indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Issuer and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

•	interest expense on Debt;

•	provision for taxes;

•	amortization of debt discount, premium and deferred financing costs;

•	the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;

•	losses and gains on sales or other dispositions of properties and other investments, property valuation losses and impairment charges;

•	depreciation and amortization;

•	gains or losses on early extinguishment of debt;

•

all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed);

•	the effect of any non-recurring, unusual or other non-cash items, as may be determined by the Issuer in good faith;

•	amortization of deferred charges;

•	amortization of right-of-use assets associated with finance leases of property;

•	credit losses recognized on financial assets and certain other instruments not measured at fair value;

•	acquisition expenses; and

•

with regard to unconsolidated joint ventures, plus amounts which have been deducted and minus amounts which have been added for the activity types referred to above (excluding interest expense) included in arriving at equity in income of unconsolidated entities, all determined on a consolidated basis in accordance with GAAP. Consolidated Income Available for Debt Service will be adjusted, without duplication, to give pro forma effect in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated Income Available for Debt Service earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or removal of the assets from service occurred at the beginning of the period.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any person, any indebtedness of such person in respect of (without duplication):

(i)	indebtedness for borrowed money evidenced by bonds, notes, debentures or similar instruments;

(ii)

indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Board of Directors) of the property subject to such Lien;

(iii)

reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance (other than letters of credit issued to provide credit enhancement or support with respect to other of such person’s or such person’s Subsidiaries’ indebtedness otherwise reflected as Debt under this definition) or unconditional obligations to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such purchase price that constitutes an accrued expense or trade payable; or

(iv)	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a finance lease in accordance with GAAP;

in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business) Debt of the types referred to above of another person other than obligations to be liable for the Debt of another person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof) and (2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Debt that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Debt that is subordinate in right of payment to the Notes referenced in clause (1) above).

“Depository” means The Depository Trust Company.

“GAAP” means United States generally accepted accounting principles as in effect on the date of any calculation or determination.

“Indenture” means the Base Indenture as supplemented by this First Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Debt” means, as of any date, indebtedness and liabilities for borrowed money, secured or unsecured, to which the only parties are the Issuer or any of its Subsidiary as of that date.

“Lien” means any lien (statutory or other), mortgage, deed of trust, deed to secure Debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, encumbrance or preference, priority, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Maturity Date” means February 1, 2031.

“Non-Recourse Debt” means Debt of a Subsidiary of the Issuer (or an entity in which the Issuer is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of the Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower and is non-recourse to the Issuer or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower); provided further that, if any such Debt is partially recourse to the Issuer or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt”.

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Debt in the ordinary course of business by the Issuer or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the Issuer (or an entity in which the Issuer is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the Issuer or any of its other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to nonrecourse liability).

“Par Call Date” means November 1, 2030.

“Quotation Agent” means an independent investment banking institution of national standing appointed by the Issuer from time to time.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.

“Revolving Credit Facility” means the Issuer’s $550 million senior unsecured revolving credit facility, as evidenced by the credit agreement, dated as of August 3, 2017, by and among the Issuer, Wells Fargo Bank, National Association, as administrative agent, and certain other financial institutions party thereto as lenders.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by the Issuer.

“Subsidiary” means a corporation, partnership, association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with the Issuer in accordance with GAAP.

“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets; and (2) all other assets (excluding accounts receivable, non-real estate intangible assets and right-of-use assets associated with an operating lease in accordance with GAAP) of the Issuer and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, as of any date, the sum of, without duplication, (1) Undepreciated Real Estate Assets that are not subject to a Lien securing Debt and (2) all other assets (excluding accounts receivable, non-real estate intangible assets and right-of-use assets associated with an operating lease in accordance with GAAP) of the Issuer and its Subsidiaries that are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 2.1(d), all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original acquisition cost plus capital improvements) of real estate assets, right of use assets associated with a financing lease in accordance with GAAP and related intangibles of the Issuer and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP, provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.

“Unsecured Debt” means Debt of the Issuer or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Issuer or any of its Subsidiaries.

Section 1.2 Creation of Notes. In accordance with Section 301 of the Base Indenture, the Issuer hereby creates the Notes as a separate series of its debt securities, entitled “3.000% Senior Notes due 2031,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $400,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3 Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b) Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on February 1, 2031, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 3.000%. Interest on the Notes will be payable semi-annually in arrears on each February 1 and August 1, commencing August 1, 2021 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on January 15 for Interest Payment Dates of February 1 and July 15 for Interest Payment Dates of August 1 (in each case, whether or not a Business Day) (each a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from January 26, 2021.

(c) Sinking Fund. There shall be no sinking fund provided for the Notes.

(d) Redemption at the Option of the Issuer.

(1) The Issuer shall have the right to redeem the Notes at its option and in its sole discretion at any time or from time to time prior to the Par Call Date in whole or in part at the Redemption Price specified in the next sentence. The redemption price (“Redemption Price”) will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the Par Call Date but for the redemption thereof (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 30 basis points (0.300%), plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable Redemption Date, subject to the foregoing proviso. In connection with any redemption prior to the Par Call Date, the Issuer shall give the Trustee written notice of the related Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

(2) The Issuer shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e) Payment of Notes Called for Redemption by the Issuer.

(1) If notice of redemption has been given as provided in Article Eleven of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2) The Notes will not be convertible or exchangeable for any other security or property.

(f) Notice of Redemption. Notice of redemption shall be given in the manner provided in Section 106 of the Base Indenture, not less than 15 nor more than 60 days prior to the Redemption Date, to the Holders of the Notes to be redeemed. Failure to give notice in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Notes or portions thereof.

(g) Additional Issues. The Issuer may, from time to time, without the consent of the Holders of the Notes, create and issue further securities having the same terms and conditions as the Notes in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes, and, if applicable, the first Interest Payment Date and the initial interest accrual date with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a) The Issuer shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b) Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Issuer hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Limitations on Incurrence of Debt.

(a) Aggregate Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following

(without duplication): (1) Total Assets of the Issuer and its Subsidiaries as of the last day of the then most recently ended fiscal quarter for which financial statements are available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt) by the Issuer or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b) Secured Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Issuer’s or any of its Subsidiaries’ property or assets, whether owned on the date of the Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) which is secured by a Lien on any of the Issuer’s or any of its Subsidiaries’ property or assets is greater than 40% of the sum of the following (without duplication): (1) Total Assets of the Issuer and its Subsidiaries as of the last day of the then most recently ended fiscal quarter for which financial statements are available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c) Debt Service Test.

(1) The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended, for which financial statements are available, prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(A) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B) the repayment or retirement of any other Debt of the Issuer or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C) in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $5 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2) If the Debt giving rise to the need to make the calculation described in Section 2.1(c)(1) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this Section 2.1(c), Debt will be deemed to be incurred by the Issuer or any of its Subsidiaries whenever the Issuer or any of its Subsidiaries shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof.

(d) Maintenance of Total Unencumbered Assets. The Issuer will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Issuer’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 2.2 Future Guarantors. If at any time after the issuance of the Notes, including following any release of a Subsidiary Guarantor from its guarantee under the Indenture, a Subsidiary of the Issuer (including any future Subsidiary) guarantees the Issuer’s bank credit facilities, its private placement notes or Unsecured Debt of the Issuer (that would constitute Debt under clause (1) of the definition thereof) in an amount at least equal to $50 million (“Guaranteed Debt”), the Issuer will cause such Subsidiary to guarantee the Notes by executing and delivering a supplemental indenture, substantially in the form of Exhibit A to the Base Indenture, in accordance with the Base Indenture within 20 business days.

Section 2.3 Provision of Financial Information. Whether or not the Issuer is subject to Section 13 or 15(d) of the Exchange Act and for so long as any notes are outstanding, the Issuer will furnish to the Trustee (1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer was required to file such reports and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer was required to file such reports, in each case within 15 days after the Issuer files such reports with the Commission or would be required (after giving effect to Rule 12b-25 of the Exchange Act) to file such reports with the Commission pursuant to the applicable rules and regulations of the Commission. Reports, information and documents filed with the Commission via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 2.4 Covenant Defeasance and Waiver of Covenant. The covenants set forth in Sections 2.1, Section 2.2, and Section 2.3 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

ARTICLE THREE

Events of Default

Section 3.1 Events of Default. Pursuant to Section 301(15) of the Base Indenture, so long as any Notes are Outstanding, the Issuer covenants and agrees that “Event of Default,” wherever used in the Indenture, means any one of the following events, which are applicable to the Notes instead of the Events of Default specified in Section 501 of the Base Indenture, and that references in the Base Indenture to Sections 501(1), 501(3), 501(5), 501(6) and 501(7) thereof shall refer to subsections (a), (c), (e), (f) and (g) below, respectively:

(a) default for thirty (30) days in the payment of any installment of interest or Additional Amounts payable with respect to such interest;

(b) default in the payment of the principal of or premium, if any, on, or any additional amounts payable in respect of any principal of or premium, if any, on the notes, when the same becomes due and payable, whether at stated maturity, upon optional redemption, upon declaration or otherwise;

(c) default in the performance of, or breach of, any other covenant or warranty of the Issuer or any Subsidiary Guarantor contained in the indenture which continues for sixty (60) days after written notice as provided in the indenture;

(d) failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by the Issuer or any Subsidiary Guarantor in an outstanding principal amount in excess of $25 million at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days after written notice of such failure to the Issuer from the Trustee (or to the Issuer and the Trustee from holders of at least twenty five percent (25%) in principal amount of the outstanding debt securities of that series); provided, that if the cross-default amount applicable to recourse indebtedness specified in the credit agreement governing the Revolving Credit Facility, as such agreement may be amended, restated, extended, refinanced or replaced, is increased to exceed $25 million, the reference to $25 million in the foregoing clause shall be automatically replaced by such higher amount, except that in no event will the reference in the foregoing clause exceed $50 million;

(e) the Issuer pursuant to, under or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of the property of the Issuer; (2) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Issuer; (3) consents to the appointment of a custodian of it or for all or substantially all of its property; or (4) makes a general assignment for the benefit of creditors;

(f) an involuntary case or other proceeding shall be commenced against the Issuer seeking liquidation, reorganization or other relief with respect to the Issuer or its debts under any Bankruptcy Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Issuer in an involuntary case or proceeding; (2) appoints a trustee, receiver, liquidator, custodian or other similar official of the Issuer; or (3) orders the liquidation of the Issuer; and, in each case in this clause (g), the order or decree remains unstayed and in effect for ninety (90) calendar days; or

(h) any Guarantee of a Subsidiary Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the indenture or its subsidiary guarantee (except as contemplated by the terms of the Indenture).

ARTICLE FOUR

Subsidiary Guarantee

Section 4.1 Subsidiary Guarantee. The provisions of Article Sixteen of the Base Indenture shall apply to the Notes. The Subsidiary Guarantors hereto hereby agree to perform all of the obligations and agreements of a “Guarantor” as defined in the Base Indenture.

Section 4.2 Limitation on Amount of Guarantee. Each Subsidiary Guarantor and by its acceptance of a Note each Holder hereby confirms that it is the intention of all such parties that the Guarantee by each Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purpose of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and all Subsidiary Guarantors hereby irrevocably agree that the obligations of each of the Subsidiary Guarantors under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to the next succeeding sentence, result in the obligations of such Subsidiary Guarantor under such Guarantee not constituting such a fraudulent transfer or conveyance.

Section 4.3 Release. A Subsidiary Guarantor will be automatically and unconditionally released from its obligations under the Indenture and the Guarantee upon:

(a) a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the sale or other disposition of the capital stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Subsidiary, in a transaction that does not violate the provisions of the indenture;

(b) the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;

(c) such time as such Subsidiary Guarantor is no longer a guarantor or other obligor with respect to the Issuer’s bank credit facilities, its private placement notes or any other Guaranteed Debt; or

(d) defeasance or discharge of the Notes pursuant to Article Four of the Base Indenture.

ARTICLE FIVE

TRUSTEE

Section 5.1 Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Issuer in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

Section 5.2 Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Issuer (or any such other obligor). The Trustee is permitted to engage in other transactions with the Issuer and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 5.3 Calculation with Respect to the Notes. Except as explicitly specified otherwise herein with respect to the Quotation Agent, the Issuer shall be responsible for making all calculations required under this First Supplemental Indenture or with respect to the Notes. The Issuer will make such calculations in good faith and, absent manifest error, the Issuer’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Issuer shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Issuer’s calculations without independent verification. The Issuer shall forward its calculations to any Holder of the Notes upon request.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

Section 6.1 Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this First Supplemental Indenture and the Base Indenture, the language of this First Supplemental Indenture shall control.

Section 6.2 Execution; Authentication. Pursuant to Sections 201, 202 and 303 of the Base Indenture, the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary, an Assistant Secretary or a Vice President of the Issuer shall sign the Notes for the Issuer, by manual, facsimile, pdf or electronic signature. If an officer of the Issuer whose signature is on a Note no longer holds that office at the time such Security is authenticated, such Note shall be valid nevertheless. A Note shall not be valid or obligatory, or entitled to any benefit under the Base Indenture, unless there appears on such Note a certificate of authentication substantially in the form provided for in the Base Indenture executed by manual signature by the Trustee or an Authenticating Agent. The manual signature of the Trustee shall be conclusive evidence, and the only evidence, that such Security has been authenticated and delivered in accordance with the terms of the Base Indenture and is entitled to the benefits of the Base Indenture. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. This First Supplemental Indenture and any other document delivered in connection with this First Supplemental Indenture or the issuance and delivery of the Notes may be signed by or on behalf of the signing party by manual, facsimile, pdf or electronic signature.

Section 6.3 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 6.5 Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.6 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 6.7 Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

NATIONAL HEALTH INVESTORS, INC.,
as Issuer

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President and Chief Executive Officer

SUBSIDIARY GUARANTORS:

NHI/REIT, INC.

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President

FLORIDA HOLDINGS IV, LLC By: NHI/REIT, Inc., its Sole Member

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President

INCHIN ALONG, LLC
By: Florida Holdings IV, LLC, its Sole Member By: NHI/REIT, Inc., its Sole Member

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President

NHI REIT OF ALABAMA, L.P.

NHI-REIT OF ARIZONA, LIMITED PARTNERSHIP

NHI-REIT OF CALIFORNIA, LP

NHI/REIT OF FLORIDA, L.P.

NHI-REIT OF GEORGIA, L.P.

NHI-REIT OF IDAHO, L.P.

NHI-REIT OF MISSOURI, LP

NHI-REIT OF SOUTH CAROLINA, L.P.

NHI-REIT OF VIRGINIA, L.P.

By: NHI/REIT, Inc., its General Partner

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President

[Signature Page to First Supplemental Indenture]

NHI/ANDERSON, LLC

NHI/LAURENS, LLC

TEXAS NHI INVESTORS, LLC

NHI-REIT OF OREGON, LLC

NHI-REIT OF FLORIDA, LLC

NHI-REIT OF MINNESOTA, LLC

NHI-REIT OF TENNESSEE, LLC

NHI SELAH PROPERTIES, LLC

NHI-REIT OF WISCONSIN, LLC

NHI-REIT OF OHIO, LLC

NHI-REIT OF NORTHEAST, LLC

NHI-REIT OF WASHINGTON, LLC

NHI-REIT OF MARYLAND, LLC

NHI-REIT OF SEASIDE, LLC

NHI-REIT OF NEXT HOUSE, LLC

NHI-REIT OF AXEL, LLC

NHI-REIT OF MICHIGAN, LLC

NHI-REIT OF BICKFORD, LLC

NHI-REIT OF NORTH CAROLINA, LLC

NHI-REIT OF TX-IL, LLC

NHI-REIT OF COLORADO, LLC

NHI-BICKFORD RE, LLC

NHI-SS TRS, LLC

NHI-REIT OF INDIANA, LLC

By: National Health Investors, Inc., its Sole Member

/s/ D. Eric Mendelsohn
Name D. Eric Mendelsohn Title: President and Chief Executive Officer

NHI-REIT OF DSL PROPCO, LLC
By: National Health Investors, Inc., its Managing Member

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President and Chief Executive Officer

MYRTLE BEACH RETIREMENT RESIDENCE LLC VOORHEES RETIREMENT RESIDENCE LLC

By: NHI-REIT of Next House, LLC, its Sole Member By: National Health Investors, Inc., its Sole Member

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

REGIONS BANK,
as Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Kristine Prall
Name:	KRISTINE PRALL
Title:	VICE PRESIDENT

[Signature Page to First Supplemental Indenture]

EXHIBIT A

Form of 3.000% Senior Note due 2031

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NATIONAL HEALTH INVESTORS, INC.

3.000% SENIOR NOTE DUE 2031

No. 1
CUSIP No.:	63633D AF1
ISIN:	US63633DAF15

$400,000,000

National Health Investors, Inc., a Maryland corporation (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co.*, or its registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on February 1, 2031 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on February 1 and August 1 of each year, commencing August 1, 2021, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 3.000%, from the February 1 or August 1, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from January 26, 2021 until payment of said principal sum has been made or duly provided for. The Issuer will make payments in respect of this Notes (including principal, premium, if any, and interest) [by wire transfer of immediately available funds to the accounts specified by DTC or its nominee]*[by wire transfer of immediately available funds to the accounts specified by the holders of the Note or, if no such account is specified, by mailing a check to each such holder’s registered address]**. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the January 15 or July 15 (whether or not a Business Day) next preceding such Interest Payment Date. If any Interest Payment Date, the Maturity Date or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such Interest Payment Date, the Maturity Dare or Redemption Date, as the case may be, to such next Business Day.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.
**	Include only if the Note is issued in certificated form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [●]

NATIONAL HEALTH INVESTORS, INC.,
as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [•]

REGIONS BANK, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

National Health Investors, Inc.

3.000% SENIOR NOTE DUE 2031

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 3.000 % Senior Notes due 2031 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of January 26, 2021 (herein called the “Base Indenture”), between the Issuer and Regions Bank, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 26, 2021 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture. In the event of a conflict between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall govern.

If an Event of Default (other than an Event of Default specified in clause (e), (f) or (g) of Section 3.1 of the First Supplemental Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in clause (e), (f) or (g) of Section 3.1 of the First Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d) of the First Supplemental Indenture and Article Eleven of Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer, or of any of the Issuer’s predecessors or successors, either directly or through the Issuer, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

[FORM OF NOTATION OF GUARANTEE]

The Guarantor[s] listed below (hereinafter referred to as the “Guarantor[s],” which term includes any successors or assigns under the Indenture, hereby irrevocably and unconditionally guarantee[s] on a senior basis the Guarantee Obligations (as defined in Section 5.1 of the First Supplemental Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes, whether at maturity, by acceleration, call for redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article Four of the First Supplemental Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption or otherwise.

The obligations of the Guarantor[s] to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Four of the First Supplemental Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of any Guarantor (or any such successor entity), as such, shall have any liability for any obligations of any Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

The Guarantor[s] hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor[s] and any successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectability.

The obligations of the Guarantor[s] under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE FOUR OF THE FIRST SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

IN WITNESS WHEREOF, the Guarantor[s] [has][have] caused this instrument to be duly executed.

Dated: [                ], 20[    ]

[GUARANTOR]

Name:
Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.